Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Allied Defense Group, Inc.
Vienna, Virginia
     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated October 5, 2006, relating to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of The Allied Defense Group Inc., which are contained in that Prospectus. We were unable to and did not express an opinion in our report relating to the effectiveness of The Allied Defense Group, Inc.’s internal controls over financial reporting.
     We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Bethesda, Maryland
November 7, 2006